Exhibit 4.1
Execution Copy
REGISTRATION RIGHTS AGREEMENT
by and among
EAGLE ROCK ENERGY PARTNERS, L.P.
AND
EAGLE ROCK HOLDINGS, L.P.

REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2006, by and among Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Company”), and Eagle Rock Holdings, L.P., a Texas limited partnership (“Eagle Rock Holdings”).
RECITALS
     WHEREAS, the Company, Eagle Rock Holdings and the other parties thereto have entered into a Contribution Agreement, dated as of October 27, 2006 (the “Contribution Agreement”);
     WHEREAS, pursuant to the Contribution Agreement, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Holders;
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. The terms set forth below are used herein as so defined:
     “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” shall have the meaning set forth in the Partnership Agreement.
     “Company” has the meaning specified therefor in the introductory paragraph of this Agreement.
     “Contribution Agreement” has the meaning specified in the recitals to this Agreement.
     “Eagle Rock Holdings” has the meaning specified therefor in the introductory paragraph of this Agreement.
     “Effectiveness Period” has the meaning specified in Section 2.01(a).

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Holders” means Eagle Rock Holdings and any transferee of Registrable Securities who has been transferred rights under this Agreement pursuant to Section 3.03.
     “Included Registrable Securities” has the meaning specified in Section 2.02(a).
     “IPO” means the initial public offering and sale of the Common Units or other equity securities issued in exchange therefor in connection with any merger, consolidation or other business combination involving the Company to the public pursuant to a Registration Statement on Form S-1 that has been declared effective under the Securities Act by the Commission.
     “Liquidated Damages Amount” shall mean an amount equal to 0.25% of the product of $18.02 times the number of Registrable Securities held by such Holder per 30 day period for the first 60 days, with such amount increasing by an additional 0.25% of the product of $18.02 times the number of Registrable Securities held by such Holder for each subsequent 60 days, up to a maximum of 1.00% of the product of $18.02 times the number of Registrable Securities held by such Holder per 30 day period. The Liquidated Damages Amount for any period of less than 30-days shall be prorated by multiplying the Liquidated Damages Amount to be paid in a full 30-day period by a fraction, the numerator of which is the number of days for which Liquidated Damages are owed, and the denominator of which is 30.
     “Losses” has the meaning specified in Section 2.08(a).
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager or managers of such Underwritten Offering.
     “Other Holders” shall mean the Persons entitled to registration rights pursuant to the Registration Rights Agreement, dated as of March 27, 2006, among the Company and the Persons named therein.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Company, as amended and/or restated from time to time.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Piggyback Registration” has the meaning specified in Section 2.02(a).
     “Registrable Securities” means (i) the Common Units issued to the Holders pursuant to the Contribution Agreement, (ii) any Common Units issued upon conversion, pursuant to the terms of the Partnership Agreement, of Subordinated Units issued pursuant to the Contribution Agreement and (iii) any common units or other equity securities issued in exchange for the Common Units or Subordinated Units described in clauses (i) and (ii) above in connection with any merger, consolidation or other business combination involving the Company until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

     “Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
     “Required Effective Date” has the meaning specified in Section 2.01(c).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Selling Expenses” has the meaning specified in Section 2.07(a).
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
     “Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).`
     “Shelf Registration” has the meaning specified in Section 2.01(a).
     “Shelf Registration Statement” has the meaning specified in Section 2.01(a).
     “Subordinated Units” has the meaning specified in the Partnership Agreement.
     “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is held by the Company or one of its subsidiaries or (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.01 Shelf Registration.
     (a) Shelf Registration. At the request of the Holders of a majority of the then outstanding Registrable Securities, the Company shall use its commercially reasonable efforts to prepare and file with the Commission, within 90 days following the receipt of such request, a registration statement under the Securities Act to permit the public resale by the Holders of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (the “Shelf Registration Statement”), and the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 180 days after the receipt of such request (the “Shelf

Registration”). A Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Company; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Company in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Company shall use its commercially reasonable efforts to include such information in the prospectus. The Company shall cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resale of all Registrable Securities by the Holders and that it conforms in all material respects with the requirements of the Securities Act during the entire period beginning on the date the Shelf Registration Statement first is declared effective under the Securities Act and ending on the earlier to occur of (i) the date all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement and (ii) the date on which all Registrable Securities have ceased to be Registrable Securities hereunder in accordance with Section 1.02 (the “Effectiveness Period”). The Shelf Registration Statement when declared effective will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     (b) Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement), for a period not to exceed (X) an aggregate of 90 days in any 365-day period, if (i) the Company is pursuing a material acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company, would materially adversely affect the Company or (iii) at any time prior to the time when the Company is eligible to utilize Form S-3 for the Shelf Registration Statement, the Company has prepared and filed with the Commission a post-effective amendment for the purpose of updating financial information or other information therein and such post-effective amendment has not been declared effective by the Commission, or (Y) a period specified by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities. Upon disclosure of such information or the termination of the condition or expiration of the period described above, as applicable, the Company shall provide prompt notice to each Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     (c) Delay in Effectiveness of Shelf Registration Statement; Certain Suspensions.
     (i) If the Holders of a majority of the then outstanding Registrable Securities have requested the Company to prepare and file a Shelf Registration Statement pursuant to Section 2.01(a) and the Shelf Registration Statement is not declared effective by the Commission within 180 days after the receipt of such request (the “Required Effective Date”), then following the Required Effective Date, until such time as the Shelf Registration Statement is declared effective or there are no longer any Registrable Securities outstanding, the Company shall pay each Holder with respect to any such failure, following the Required Effective Date, an amount equal to the Liquidated Damages Amount, as liquidated damages and not as a penalty; provided, however, that in the event (i) the Company is pursuing a material acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company, would materially adversely affect the Company, and in the event specified in clause (i) or (ii) makes it inadvisable, in the good faith judgment of the Company, to proceed to obtain effectiveness of the Shelf Registration Statement, then the Required Effective Date shall be extended for a period no greater than 90 days; provided, further, however, that the Required Effective Date may be further modified or waived by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities).
     (ii) If (i) the Holders shall be prohibited from selling their Registrable Securities under the Shelf Registration Statement as a result of a suspension pursuant to Section 2.01(b) in excess of the periods permitted therein or (ii) the Shelf Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 10 Business Days by a post-effective amendment to the Shelf Registration Statement, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, then until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed, the Company shall pay the Holders an amount equal to the Liquidated Damages Amount, following (x) the date on which the suspension period exceeded the permitted period or (y) the eleventh Business Day after the Shelf Registration Statement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty.

For purposes of this Section 2.01(c), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted is delivered to the Holders pursuant to Section 3.01 of this Agreement.
The Liquidated Damages Amount shall be paid to each Holder in cash within ten Business Days of the end of each such 30-day period. The Holders’ rights under this Section 2.01 shall terminate when such Registrable Securities become eligible for resale under Rule 144(k) (or any similar provision then in force under the Securities Act) or cease to be Registrable Securities. Any payments made pursuant to this Section 2.01(c) shall constitute the Holders’ exclusive remedy for such events. The Liquidated Damages Amount imposed hereunder shall be made to the Holders in immediately available funds.
     Section 2.02 Piggyback Registration.
     (a) Underwritten Offering Participation. If at any time after the closing of the IPO, the Company proposes to file (i) a Shelf Registration Statement or (ii) a registration statement, other than a Shelf Registration Statement, in either case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person (each, a “Piggyback Registration”), then as soon as practicable but not less than ten (10) Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement as the case may be, the Company shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Subject to Section 2.02(c), the Company shall include in such Underwritten Offering all such Registrable Securities with respect to which the Company has received requests within five (5) Business Days after the Company’s notice has been delivered in accordance with Section 3.01 (the “Included Registrable Securities”). If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (ii) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Company of such withdrawal up to and including the time of pricing of such offering.
     (b) Priority of Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units advises the Company in writing that the total amount of Common Units which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or underwriters advises the Company can be sold without having such adverse effect, with such number to be first allocated to the Company; second, if there remains availability for additional Common Units to be included in such Piggyback Registration, pro rata among the Selling Holders and the Other Holders who have requested participation in the Piggyback Registration to the exclusion of other Persons; and third, if there remains availability for additional Common Units to be included in such Piggyback Registration, pro rata among any other Persons who have been granted registration rights or are granted registration rights on or after the date of this Agreement who have requested participation in the Piggyback Registration.
     Section 2.03 Underwritten Offering.
     (a) Underwritten Offering. In the event that one or more Selling Holders elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and such Selling Holders reasonably anticipate gross proceeds from such Underwritten Offering of at least $15.0 million, the Company shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registered Securities; provided, however, that the Company shall not be required to cause officers of the Company or its Affiliates to participate in a “road show” or similar marketing effort being conducted by such Managing Underwriter with respect to such Underwritten Offering.
     (b) General Procedures. In connection with an Underwritten Offering under Sections 2.01 and 2.02 hereof, each Selling Holder and the Company shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal may be made up to and including the time of pricing of the Underwritten Offering. No such withdrawal or abandonment shall affect the Company’s obligation to pay Registration Expenses.
     (c) Appointment of Underwriters. In connection with an Underwritten Offering, the Company shall have the sole right to appoint the Managing Underwriters.
     Section 2.04 Registration Procedures. In connection with its obligations contained in Sections 2.01 and 2.02 hereof, the Company will, as expeditiously as possible:
     (a) subject to Section 2.01(c), prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith or reports filed with the Commission pursuant to Section 13(a), 13(c), 14 of 15(d) of the Exchange Act as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement;
     (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (excluding documents filed pursuant to the Exchange Act that are incorporated by reference into the Shelf Registration Statement, any other registration statement contemplated by this Agreement or any supplement on amendment thereto), upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as each Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
     (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as any Selling Holder or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

     (d) promptly notify each Selling Holder and each underwriter of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
     (e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, provided, however, that the Company shall not be required to specify in the written notice to the Selling Holders the nature of such event; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove such stop order, suspension, threat thereof or proceedings related thereto;
     (f) furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
     (g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for the Company, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and an opinion in customary form dated the date of the closing of the Underwritten Offering, and (ii) a “cold comfort” letter or letters, dated the date of execution of the underwriting agreement and a letter or letters of like kind dated the date of the closing of the Underwritten Offering, in each case, signed by the independent public accountants who have certified the financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter or letters shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, such other matters as such underwriters may reasonably request;
     (h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act in accordance with Rule 158 thereunder (or any similar rule promulgated under the Securities Act) or otherwise;
     (i) make available to the appropriate representatives of the Managing Underwriter and each Selling Holder access to such information and personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that the Company need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;
     (j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;
     (k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable any Selling Holder to consummate the disposition of such Registrable Securities;
     (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and
     (m) enter into customary agreements and take such other actions as are reasonably requested by any Selling Holder or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
     Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the Managing Underwriter or underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such

Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.05 Cooperation by Holders. The Company shall have no obligation to include in the Shelf Registration Statement Common Units of a Holder or in any Piggyback Registration Common Units of a Selling Holder who has failed to timely furnish such information which, in the opinion of counsel to the Company, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities.
     (a) IPO. Each Holder of Registrable Securities will be required, upon request of the Managing Underwriters in the IPO, to enter into a standard lock-up agreement covering Registrable Securities not sold in the IPO for a period of up to 180 days beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of the IPO, provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the Managing Underwriters on the Company or the officers, directors or any other unitholder of the Company or its Affiliates on whom a restriction is imposed. Notwithstanding anything herein to the contrary, none of the Holders may exercise any of its registration rights under this Agreement while subject to any lock-up agreement covering Registrable Securities.
     (b) Underwritten Offering. Each Holder who, along with its Affiliates, holds at least $5 million of Registrable Securities (determined by multiplying the number of Registrable Securities offered by the average of the closing price for Common Units for the ten trading days preceding the date of such notice) shall agree not to effect any public sale or distribution of the Registrable Securities during the 90 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other unitholder of the Company or its Affiliates on whom a restriction is imposed.
     Section 2.07 Expenses.
     (a) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02 or an Underwritten Offering pursuant to Section 2.03, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and quotation system fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.08 hereof, the Company shall not be responsible for legal fees or other costs incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, the Company shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.
     (b) Expenses. The Company will pay all Registration Expenses in connection with the Shelf Registration Statement filed pursuant to Section 2.01(a) of this Agreement, a Piggyback Registration pursuant to Section 2.02 or an Underwritten Offering pursuant to Section 2.03, whether or not the applicable registration statement becomes effective or any sale is made pursuant to the Shelf Registration Statement, a Piggyback Registration or an Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.08 Indemnification.
     (a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its Affiliates and their respective directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings within a reasonable time after such expenses are incurred and the Selling Holder Indemnified Person notifies the Company of such expenses; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
     (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, its Affiliates and their respective directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
     (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 2.08 except to the extent that it has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party and does not contain any admission of wrongdoing or illegal activity by the indemnified party.
     (d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Company on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
     (e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:
     (a) Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 of the Securities Act;
     (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

     (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     Section 2.10 Limitation on Subsequent Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Holders of a majority of the then outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company on a basis that is superior in any way to the piggyback rights granted to the Holders hereunder.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:
     (a) if to the Holders, at the most current address given by the Holders to the Company in accordance with the provisions of this Section 3.01, which address initially is, with respect to the Holders, the addresses set forth in the Contribution Agreement,
     (b) if to a permitted transferee of a Holder, to such transferee at the address furnished by such permitted transferee, and
     (c) if to the Company, at 14950 Heathrow Forest Parkway, Suite 111, Houston, Texas 77032, notice of which is given in accordance with the provisions of this Section 3.01.
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.
     Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.03 Transfer or Assignment of Registration Rights. The rights granted to the Holders by the Company under this Agreement may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities; provided that (x) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (y) each such transferee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement (unless it is already a party to this Agreement).

     Section 3.04 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     Section 3.05 Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Common Units or other partnership interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, including any common units or other equity securities that may be issued in exchange for Registrable Securities in connection with any merger, consolidation or other business combination involving the Company, its Affiliates or any of its subsidiaries, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement. The Company shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Common Units or other equity securities issued pursuant to such merger, consolidation or combination.
     Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief, including specific performance, in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.09 Governing Law. The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder; and provided, further, however, that the immediately preceding proviso shall not apply to, and thus shall not prevent or impair the ability of the Company and the Holders of a majority of the then outstanding Registrable Securities to effect, a modification or waiver under Sections 2.01(b) and 2.01(c)(i) of this Agreement.
     Section 3.13 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P.,
its general partner

By:	Eagle Rock Energy G&P, LLC,
its general partner

By:	/s/ ALEX A. BUCHER
Alex A. Bucher
President and Chief Executive Officer

EAGLE ROCK HOLDINGS, L.P.

By:	Eagle Rock GP, L.L.C.,
its general partner

By:	/s/ ALEX A. BUCHER
Alex A. Bucher
President and Chief Executive Officer
[Signature Page to Registration Rights Agreement]